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                                  EXHIBIT 11.1


                              BIOPSYS MEDICAL, INC.

            STATEMENT RE: COMPUTATION OF NET INCOME (LOSS) PER SHARE


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                                                                          Three Months Ended            Six Months Ended
                                                                             December 31,                 December 31,
                                                                     --------------------------    --------------------------
                                                                         1996           1995           1996           1995
                                                                     -----------     ----------    -----------    -----------

Net income (loss)                                                    $   144,000     $ (897,000)   $     5,000    $(1,514,000)
                                                                     -----------     ----------    -----------    -----------
                                                                     -----------     ----------    -----------    -----------

Shares used in computing net income (loss) per share:

Weighted average common shares outstanding during the period           9,758,565      1,785,000      9,737,722      1,762,218

Equivalent shares representing
shares issuable upon conversion of
preferred stock and preferred warrants:
Series A                                                                       -        833,333              -        833,333
Series B                                                                       -      1,333,333              -      1,333,333
Series C                                                                       -      3,051,590              -      3,051,590
Series C warrants                                                              -         32,624              -         32,624
Equivalent shares representing
shares issuable upon conversion
of common stock options                                                1,296,410        556,902      1,245,635        556,902
                                                                     -----------     ----------    -----------    -----------

Total shares used in computing
historical net income (loss) per
share                                                                 11,054,975      7,592,782     10,983,357      7,570,000
                                                                     -----------     ----------    -----------    -----------
                                                                     -----------     ----------    -----------    -----------

Net income (loss) per share                                          $      0.01     $    (0.12)   $      0.00    $     (0.20)
                                                                     -----------     ----------    -----------    -----------
                                                                     -----------     ----------    -----------    -----------

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